TIX CORPORATION RECEIVES NOTICE OF ALLOWANCE FROM
UNITED STATES PATENT AND TRADEMARK OFFICE

Studio City, CA, September 21, 2009 – Tix Corporation (Nasdaq: TIXC), an integrated entertainment company, today announced that it has received Notice of Allowance regarding the Company’s United States Patent Application with the title of the invention, “Ticket Distribution System."  A Notice of Allowance confirms that the patent application has been examined and is allowed for issuance as a patent and that the prosecution on the merits is closed.

"We are very excited to have achieved what we believe to be a major milestone as it may provide our Company with a number of distinct competitive advantages. This Notice of Allowance covers a number of the key aspects of discount ticketing operations and technological systems related to the distribution of unused tickets, which our wholly-owned subsidiary, Tix4Tonight in Las Vegas pioneered” said Mitch Francis, chairman and CEO, Tix Corporation.

About TIX Corporation
Tix Corporation is an integrated entertainment company providing discount and premium ticketing services, event and branded merchandising, and production/promotion of live concert and theatrical events. It currently operates seven prime locations in Las Vegas under the Tix4Tonight marquee, offering up to a 50 percent discount for same-day shows, concerts, attractions and sporting events, as well as discount reservations for golf and dining. The Company also offers premium tickets to concerts, theater and sporting events throughout the United States under its Tix4AnyEvent brand. Newly launched Tix4Members.com offers closed groups discount tickets for nationwide events through a co-branded website with Costco. The Company's Exhibit Merchandising operation is engaged in branded merchandise development and sales activities related to museum exhibitions and other events, including the King Tutankhamun and Real Pirates tours; selling themed souvenir memorabilia and collector's items in specialty stores in conjunction with the specific events and venues. Tix Productions is dedicated to live concert and theatrical promotion and production throughout the United States, Canada and Europe and operates under the banners of Magic Arts & Entertainment and NewSpace Entertainment.

Safe Harbor Statement
Except for the historical information contained herein, certain matters discussed in this press release are forward-looking statements which involve risks and uncertainties. These forward-looking statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are discussed in the Company's various filings with the Securities and Exchange Commission. The Company assumes no obligation to update these forward-looking statements.

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Contact:	For Media:	For Investors:
	Michael Goodwin	Gene Marbach
	Makovsky + Co.	Makovsky + Co.
	212-508-9639	212-508-9645
	mgoodwin@makovsky.com	gmarbach@makovsky.com

or:
Daniela Viola
Makovsky + Co.
212-508-9676
dviola@makovsky.com